Exhibit 99.1

Announcing Robyn Denholm as Tesla’s New Board Chair

Tesla’s Board of Directors is pleased to announce that Robyn Denholm has been appointed as Chair of the Tesla Board, effective immediately. So that she will be able to devote her full attention to the Tesla Chair role, Robyn will be leaving her role as CFO and Head of Strategy at Telstra, Australia’s largest telecommunications company, once her six-month notice period with Telstra is complete. Robyn will be serving as Tesla Chair on a full-time basis.

To ensure a smooth transition during the remainder of Robyn’s time at Telstra, Elon will be a resource to Robyn and provide any support that she requests in her role as Chair. Robyn will continue to provide the necessary focus and time to Telstra during the remainder of her time there, and she will also temporarily step down as Chair of Tesla’s Audit Committee until she leaves Telstra.

Robyn has served on the Tesla Board as an independent director since 2014. Her global experience in both Australia and Silicon Valley encompasses leadership roles across a range of technology companies, including Telstra, Juniper Networks, and Sun Microsystems. She is widely credited with leading a team that drove significant increases in Juniper’s revenues, overseeing Juniper’s corporate transformation during her nine-year tenure as Chief Financial and Operations Officer. Her experience also includes numerous finance management roles in the automotive industry while at Toyota.

“I believe in this company, I believe in its mission and I look forward to helping Elon and the Tesla team achieve sustainable profitability and drive long-term shareholder value,” Robyn said.

“Robyn has extensive experience in both the tech and auto industries, and she has made significant contributions as a Tesla Board member over the past four years in helping us become a profitable company,” said Elon. “I look forward to working even more closely with Robyn as we continue accelerating the advent of sustainable energy.”